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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


      CROSSTEX ENERGY RAISES $105 MILLION TOWARD PURCHASE OF EL PASO ASSETS

DALLAS, October 19, 2005 --- Crosstex Energy, L.P. (NasdaqNM: XTEX) (the Partnership) announced that it had executed commitments to privately place $105 million of equity to support its $500 million acquisition of the South Louisiana processing and liquids assets from El Paso Corporation (NYSE: EP).

The Partnership has agreed to sell 2,850,165 units of Senior Subordinated Series B Units at a purchase price of $36.84 per unit. The series B units will not participate in the third quarter distribution, and will convert to common units on November 14, 2005. The placement is expected to close concurrently with the closing of the purchase transaction of the El Paso assets, expected later in the fourth quarter.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

ABOUT THE CROSSTEX ENERGY COMPANIES

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and approximately 100 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 Bcf/day of natural gas.

Crosstex Energy, Inc. (NasdaqNM: XTXI) owns the two percent general partner interest, a 50 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Contact: Barry E. Davis, President and Chief Executive Officer
         William W. Davis, Executive V.P. and Chief Financial Officer
Phone:   (214) 953-9500


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